Exhibit 5.1

OPINION OF MICHAEL CAHILL

May 29, 2013

City National Corporation

555 S. Flower Street

Los Angeles, California 90071

Re:                             City National Corporation 2008 Omnibus Plan (As Amended and Restated)

Gentlemen:

As counsel to City National Corporation (the “Company”), I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 shares of common stock of the Company, $1.00 par value (the “Shares”) which will be issuable under the City National Corporation 2008 Omnibus Plan (As Amended and Restated) (the “2008 Plan”).

As counsel to the Company in connection with the Registration Statement, I have examined the proceedings taken by the Company in connection with the adoption and amendment of the 2008 Plan and the authorization of the issuance of the Shares, and such documents as I have deemed necessary to render this opinion.

Based upon the foregoing, I am of the opinion that the Shares, when issued and sold pursuant to the terms of the 2008 Plan, will be legally issued, fully paid and non assessable.

I am opining only as to the Delaware General Corporation Law (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws).

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Michael B. Cahill
Michael B. Cahill
Executive Vice President, General Counsel & Corporate Secretary